NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NorthWestern Energy Receives Non-binding Initial Decision
from Federal Energy Regulatory Commission Administrative Law Judge
Related to Dave Gates Generating Station

Lowers earnings guidance for 2012 to $2.30 - $2.40 per fully diluted share

Sioux Falls, S.D. - Sept. 26, 2012 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE:NWE) today announced that an Administrative Law Judge has issued an unfavorable non-binding Initial Decision in the Dave Gates Generating Station (DGGS) Federal Energy Regulatory Commission (FERC) rate proceeding. DGGS is used to provide regulation service to NorthWestern's retail and wholesale customers in Montana.

As previously disclosed in our second quarter financial results, a hearing was held in June 2012 before a FERC Administrative Law Judge to consider our proposed allocation methodology, which was challenged by intervenors. Our methodology proposed to allocate approximately 20% of the DGGS revenue requirement to our FERC jurisdictional customers, which we believe is consistent with past practice of allocating contracted costs for similar service. The Initial Decision concluded that NorthWestern should recover approximately 4.4% of the revenue requirement from our FERC jurisdictional customers. NorthWestern continues to bill customers interim rates, which have been effective since January 1, 2011. These interim rates are subject to refund plus interest pending final resolution at FERC.

“This result, even though non-binding, is shocking and inconsistent with FERC's past treatment of similar costs of service,” said Bob Rowe, President and Chief Executive Officer. “No one disagrees that the plant is needed. No one argues the costs aren't prudent. The Montana Public Service Commission issued a thoughtful and fact-based decision concerning the part of the plant under its jurisdiction. The Initial Decision would either shift costs to state jurisdictional customers or allow costs simply to fall between the cracks.”

Initial decisions have no force or effect and must be reviewed by the FERC. The FERC is not obliged to follow any of the findings from the Initial Decision and can accept or reject the Initial Decision in whole or in part. The parties to the proceeding now have two more opportunities to file briefs opposing or supporting the Initial Decision within the next 60 days. Following these briefs, the full FERC will review the entire matter and issue a binding decision. If NorthWestern pursues full appellate rights through rehearing and appeal to a United States Circuit Court of Appeals, the procedural schedule could extend into 2015.

NorthWestern will vigorously appeal to the full FERC, which is expected to issue a final order in the proceeding sometime in the next 6 to 9 months. “We believe the Initial Decision is incorrect in multiple material respects and also misapplies FERC policy concerning the provision of regulation services,” added Rowe. “Should the Initial Decision be adopted by the FERC, it would be nearly impossible for me to have any confidence in the FERC's expressed support for network reliability and the integration of new resources.”

As a result of this Initial Decision, NorthWestern expects to defer additional revenue and record a pre-tax charge of approximately $12.0 million during the third quarter of 2012, pending a binding decision by FERC. Of this charge, approximately $7.0 million relates to revenues collected during 2011, and about $5.0 million relates to 2012 revenues collected through the third quarter of 2012. If adopted by FERC, the Initial Decision would cause an annual decrease of approximately $7.0 million in revenues, or $.12/share, as compared to our previous estimate.

As a result of the planned charge related to the Initial Decision, NorthWestern is reducing its 2012 Earnings Guidance from $2.35 - $2.50 per fully diluted share to $2.30 - $2.40 per fully diluted share.

Basic assumptions in 2012 Earning Guidance now include the following expectations:

•	A consolidated income tax rate of approximately 16% - 18% of pre-tax income;

•	No scheduled maintenance at Colstrip Unit 4 and Big Stone Plants;

•	DGGS cost allocation methodology consistent with the Initial Decision, excluding the 2011 effect of the Initial Decision;

•	Excludes any potential impairment on the $23.5 million in preliminary survey and investigative costs related to our proposed Mountain States Transmission Intertie (MSTI) transmission project;

•	Fully diluted average shares outstanding of 37.1 million for 2012; and

•	Normal weather in the Company's electric and natural gas service territories for the remainder of 2012.

On May 20, 2009, the Montana PSC approved the plant's construction. The plant began commercial operation on January 1, 2011, and has been included in Montana rate base since that time, subject to a compliance filing. The PSC issued its Final Order on the plant on March 22, 2012, unlike the FERC process, which is ongoing 21 months after the plant began operation.

About NorthWestern Energy

NorthWestern Energy provides electricity and natural gas in the Upper Midwest and Northwest, serving approximately 668,300 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

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potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, as well as adverse determinations by regulators could have a material adverse effect on our liquidity, results of operations and financial condition;

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we have capitalized approximately $23.5 million in preliminary survey and investigative costs related to our proposed Mountain States Transmission Intertie transmission project. If we abandon our efforts to pursue MSTI we may have to write-off all or a portion these costs, which could have a material effect on our results of operations;

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changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

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unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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